Exhibit 16.1 - Letter of Moss Adams LLP


                                [Moss Adams LLP]




Securities and Exchange Commission
Washington, D.C.  20549


Gentlemen:

We were previously principal accountants for Eagle Bancorp (the Company) and on October 26, 1999, we reported on the financial statements of Eagle Bancorp as of June 30, 1999 and for the year ended June 30, 1999. On April 27, 2000, we resigned as principal accountants of the Company. We have read the Company's statements included under Proposal II - "Ratification of Appointment of Independent Auditors" of its proxy dated September 17, 2001, and we agree with such statements.

/s/ Moss Adams LLP
------------------------
    Moss Adams LLP


Portland, Oregon
September 17, 2001